CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 57 to the Registration Statement on Form N-4 (2-74667) of Separate Account No. 301 of AXA Equitable Life Insurance Company of (i) our report dated March 12, 2020 relating to the consolidated financial statements and financial statement schedules of AXA Equitable Life Insurance Company and (ii) our report dated April 20, 2020 (the “Report”) relating to the financial statements of each Variable Investment Option of Separate Account No. 301 of AXA Equitable Life Insurance Company listed in the Report, which appear in this Registration Statement. We also consent to the references to us under the headings “Condensed Financial Information” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Charlotte, NC

April 24, 2020